UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2023

B. RILEY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37503	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

310-966-1444

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RILY	Nasdaq Global Market
Depositary Shares (each representing a 1/1000th interest in a 6.875% Series A Cumulative Perpetual Preferred Share, par value $0.0001 per share)	RILYP	Nasdaq Global Market
Depositary Shares, each representing a 1/1000th fractional interest in a 7.375% share of Series B Cumulative Perpetual Preferred Stock	RILYL	Nasdaq Global Market
6.75% Senior Notes due 2024	RILYO	Nasdaq Global Market
6.375% Senior Notes due 2025	RILYM	Nasdaq Global Market
5.00% Senior Notes due 2026	RILYG	Nasdaq Global Market
5.50% Senior Notes due 2026	RILYK	Nasdaq Global Market
6.50% Senior Notes due 2026	RILYN	Nasdaq Global Market
5.25% Senior Notes due 2028	RILYZ	Nasdaq Global Market
6.00% Senior Notes due 2028	RILYT	Nasdaq Global Market

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 21, 2023 (the “Closing Date”), B. Riley Financial, Inc., a Delaware corporation (the “Company”), and the Company’s wholly owned subsidiary, BR Financial Holdings, LLC, a Delaware limited liability company (the “Borrower”), entered into a credit agreement (the “Credit Agreement”) by and among the Company, the Borrower, the lenders party thereto, Nomura Corporate Funding Americas, LLC, as administrative agent, and Computershare Trust Company, N.A., as collateral agent, providing for a $500 million secured term loan credit facility (the “Term Loan Facility”) and a $100 million secured revolving loan credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”).

On the Closing Date, the Borrower borrowed the full $500 million under the Term Loan Facility and the full $100 million from the Revolving Credit Facility. The Revolving Credit Facility may be repaid and re-borrowed from time to time prior to the final maturity of the Revolving Credit Facility. The Credit Facilities will mature on the earlier of (i) August 21, 2027 and (ii) if any series of bonds, notes or other bank indebtedness of the Company, in each case, with an aggregate outstanding amount exceeding $25,000,000 is outstanding, the date that is 91 days prior to the maturity date thereof, subject to acceleration or prepayment.

Use of Proceeds

The proceeds of the Credit Facilities were used (i) to fund the Equity Investment (as defined below), (ii) to prepay in full all outstanding obligations under the existing credit agreement (the “Existing Credit Agreement”), dated as of June 23, 2021 (as modified by that certain First Amendment dated as of September 15, 2021, that certain Second Incremental Amendment dated as of December 17, 2021, that certain Third Amendment dated as of June 17, 2022, that certain Fourth Amendment dated as of October 13, 2022, and that certain Fifth Amendment dated as of March 2, 2023) among the Company, the Borrower, BR Advisory & Investments, LLC, the lenders party thereto, Nomura Corporate Funding Americas, LLC, as administrative agent and Wells Fargo Bank, N.A., as collateral agent, and terminate all commitments under the Existing Credit Agreement, (iii) to fund a certain dividend reserve in an amount not less than $65,000,000, (iv) to pay related fees and expenses and (v) for general corporate purposes of the Company and its subsidiaries.

Guarantees

All obligations under the Credit Facilities are unconditionally guaranteed jointly and severally by (i) the Company, and (ii) all direct and indirect wholly-owned subsidiaries of the Borrower, subject to certain excluded subsidiaries (collectively, the “Guarantors”).

Security

The Credit Facilities are secured on a first priority basis by: (i) a security interest in the equity interests of the Borrower and each of the Borrower’s subsidiaries (subject to certain exclusions); and (ii) a security interest in substantially all of the assets of the Borrower and the Guarantors.

Interest Rate and Fees

SOFR loans will accrue interest at the Adjusted Term SOFR (as defined in the Credit Agreement) determined for such day plus an applicable margin of 6%. Base rate loans will accrue interest at the Base Rate (as defined in the Credit Agreement) plus an applicable margin of 5.00%.

In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, the Borrower is required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is determined by the average utilization of the Revolving Credit Facility for the immediately preceding fiscal quarter.

Commencing on September 30, 2023, the Term Loan Facility will amortize in equal quarterly installments at a rate of 0.625% per quarter of the aggregate principal amount of the term loans as of the Closing Date with the remaining balance due at final maturity.

Prepayments

The Borrower may voluntarily prepay borrowings under the Credit Agreement. If the prepayment or commitment termination or reduction occurs before the first anniversary of the Closing Date, the Borrower will be required to pay an amount equal to 2% of the term loans that are prepaid and 2% of the amount of the Total Revolving Commitments terminated or reduced, as applicable. If the prepayment or commitment termination or reduction occurs after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, the Borrower will be required to pay an amount equal to 1% of the term loans that are prepaid and 1% of the revolving commitments that are reduced, as applicable. If the prepayment occurs after the second anniversary of the Closing Date, there will be no prepayment penalty.

Subject to certain eligibility requirements, the assets of certain subsidiaries of the Borrower that hold credit assets, private equity assets, public equity assets, brand assets and consumer receivables assets are placed into a borrowing base (the “Borrowing Base”), which serves to limit the borrowings under the Credit Facilities. If borrowings under the Credit Facilities exceed the Borrowing Base, the Borrower is obligated to prepay the loans in an aggregate amount equal to such excess.

Representations and Warranties

The Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications) that are customary for financings of this type.

Certain Covenants

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit the Company’s, the Borrower’s and the Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests.

In addition, the Credit Agreement contains the following financial covenants on the Company and the Borrower: (i) commencing with the first full fiscal quarter ending after the Closing Date, the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) on the last day of any test period shall not exceed 3.00:1.00, (ii) commencing with the first full fiscal quarter ending after the Closing Date, the Interest Coverage Ratio (as defined in the Credit Agreement) on the last day of any test period shall be no less than the thresholds ranging from 1.25:1.00 to 1.45:1.00 as set out in the Credit Agreement, (iii) at any time Liquidity (as defined in the Credit Agreement) shall be no less than $100,000,000, (iv) the aggregate principal amount of the loans under the Credit Facilities shall not exceed 35% of the Net Asset Value (as defined in the Credit Agreement) of the Borrower, as of the last day of any test period, and (v) the aggregate principal amount of the loans under the Credit Agreement shall not exceed 55% of the Adjusted Secured Asset Portfolio Value (as defined in the Credit Agreement), as of the last day of any calendar month as reflected in the Borrowing Base Certificate (as defined in the Credit Agreement) for the relevant calendar month.

Events of Default

The Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On August 21, 2023, B. Riley Financial, Inc. (the “Company” or “B. Riley”) completed a previously announced equity financing (the “Equity Investment”) in connection with the acquisition (the “Acquisition”) of Franchise Group, Inc., a Delaware corporation (“FRG”), by a buyer group that included members of senior management of FRG, led by Brian Kahn, FRG’s Chief Executive Officer, in a financial partnership with a consortium that includes certain of Brian Kahn’s affiliate entities, the Company and certain other investors. The Acquisition was completed pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 10, 2023 (the “Merger Agreement”), by and among FRG, Freedom VCM, Inc., a Delaware corporation (“Parent”) and Freedom VCM Subco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into FRG (the “Merger”), with FRG surviving the Merger as a subsidiary of Parent. The Company was not a party to the Merger Agreement. In connection with the Acquisition, a subsidiary of the Company made a new cash Equity Investment of $216.5 million in FRG’s new parent entity, bringing the Company’s entire equity investment in the parent entity to approximately $280 million.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated August 21, 2023, among B. Riley Financial, Inc., BR Financial Holdings, LLC, each of the lenders from time to time parties thereto, Nomura Corporate Funding Americas, LLC, and Computershare Trust Company, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B. Riley Financial, Inc.

By:	/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	Chief Financial Officer and Chief Operating Officer

Date: August 25, 2023